NORSTRA RECEIVES RESERVE ESTIMATE

SOUTHLAKE, Texas June 3, 2013 (GLOBE NEWSWIRE) – NORSTRA ENERGY INC.
WWW.NORSTRAENERGY.COM  (OTCBB: NORX; OTCQB: NORX) (“Norstra” or the “Company”) is pleased to announce that it has received a reserve estimate report for its South Sun River Bakken Project in Montana prepared by Dr. David A. Lopez. Dr. Lopez is a certified petroleum geologist with 36 years of geology experience and 29 years in oil and gas exploration and research.  He also holds a Ph.D. in Geology from the Colorado school of mines and is currently a Senior Research Geologist at Montana Tech University.

According to the report by Dr. Lopez, Norstra’s roughly 19 sections of the South Sun River Bakken Project are estimated to contain original oil in place of a high of up to 16.7 million, average of 13.1 million and a low of 9.5 million barrels of oil in place per section, based on existing historical data.

The Total Oil Content (T.O.C.) is also an important measure of available hydrocarbons, and core samples indicate T.O.C. is normally >10% in the Alberta Bakken Fairway. The South Sun River Bakken Prospect lays in a prime area of published reserve potential based on thermal maturity and total oil content readings.

The Bakken in the Fairway typically has a Vitrinite Reflectance between 0.65 and 1.3 which is a key indicator for oil production.  Vitrinite Reflectance is an important measure of organic content in oil producing shale.

The depth of the Bakken Formation is between 4,000’ and 15,500’ in the northwest Montana. The western boundary of the Bakken Fairway is flanked by the Rocky Mountain Thrust Belt, where proximity to higher tectonic temperatures has caused the Bakken to become overly mature and gasified. The central and eastern areas of the Bakken Fairway are flanked by the Sweetgrass Arch and have perfect maturity for oil generation, over-pressured conditions and prolific oil production.

The crucial keys to the reserve potential of oil in place presented by Dr. Lopez are: the thickness, which is 16 to 24 feet; the organic content, which is above 0.7; and the bottom hole temperature which, given the depth, could exceed 140 degrees.  If these parameters hold up during the exploration program, this could potentially result in a world class development of the Bakken shale in this underdeveloped region.

The Company has filed a Current Report on Form 8-K which includes the full report from Dr. Lopez.  Interested parties may view the report on the Securities and Exchange Commission’s EDGAR report system.  The report may also be viewed on our website at www.norstraenergy.com.

Disclaimer

This press release contains "forward-looking statements." Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future.  The reader can identify these forward-looking statements by forward-looking words such as "may," "will," "expect," "potential," "anticipate," "forecast," "believe," "estimate," "project," "plan," "continue" or similar words. The reader should read statements that contain these words carefully because they discuss future expectations, contain projections of future results of operations or of financial condition, or state other forward-looking information. Forward-looking statements include, but are not limited to, statements regarding future plans and objectives of Norstra Energy Inc., and specifically references to the information contained in the reserve estimate report for the company’s project, particularly in regards to the amount of potential oil in place, the T.O.C., and the crucial keys referenced by Dr. Lopez.  The risk factors listed in our disclosure documents and the cautionary language on the Company's website provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations and projections described by Norstra in its forward-looking statements. Actual results relating to, among other things, exploration activities, oil reserves, production, revenues and profitability could differ materially from those currently anticipated in such statements. Factors affecting forward-looking statements include: results of exploration activities, ability to secure operations staff and equipment; changes in the operating costs; changes in economic conditions, foreign exchange and other financial markets; changes of the interest rates on borrowings; in the investments levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Norstra operates; technological, mechanical and operational difficulties encountered in connection with Norstra's development activities; and labor relation matters and costs. The reader should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Norstra from time to time with the Securities and Exchange Commission and other regulatory authorities.

CONTACT:

               For further information regarding Norstra Energy, please contact:

                Norstra Energy - Investor Relations

               Tyler Troup, B.Comm

               Phone: 1-866-865-2780

               E-mail: ir@norstraenergy.com

               Website: www.norstraenergy.com